THIS WARRANT CERTIFICATE, AND THE SHARES TO BE ISSUED UPON ITS
           EXERCISE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
             OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED
                 FOR SALE, SOLD OR TRANSFERRED UNLESS REGISTERED
                   UNDER THE ACT, OR UNLESS AN EXEMPTION FROM
                         SUCH REGISTRATION IS AVAILABLE.

                               WARRANT CERTIFICATE

                             Dated: August 30, 1999

            Warrant to Purchase up to 300,000 shares of Common Stock,
                           par value $.0001 per share,
                                       of
                             KIDEO PRODUCTIONS, INC.

               VOID AFTER MIDNIGHT, NEW YORK, NEW YORK LOCAL TIME
                                       ON
                                 AUGUST 31, 2004

      KIDEO PRODUCTIONS, INC., a Delaware corporation (the "Company"), hereby certifies that WHITE RIDGE INVESTMENTS, LTD., its successors and assigns (the "Holder"), is entitled to purchase from the Company at any time after the date hereof and before Midnight, New York, New York local time on August 31, 2004, up to 300,000 shares of common stock, par value $.0001 per share, of the Company (the "Common Stock"), at the price of $.80 per share (the "Exercise Price", subject to adjustment as provided herein).

      1. Exercise of Warrants. In order to exercise the rights to purchase Common Stock evidenced by this Warrant Certificate, the Holder must, subject to
Section 7 below, present and surrender this Warrant Certificate with the attached Purchase Form duly executed at the principal office of the Company. This Warrant Certificate may be exercised with respect to all of the Common Stock subject hereto or any portion thereof.

      2. Exchange and Transfer. This Warrant Certificate at any time prior to the exercise hereof, upon presentation and surrender to the Company, may be exchanged, alone or with other Warrant Certificates, if any, of like tenor registered in the name of the same Holder, for another Warrant Certificate(s) of like tenor in the name of such Holder or any permissible transferee exercisable for the same aggregate number of shares of Common Stock as the Warrant Certificate(s) surrendered.

      3. Rights and Obligations of the Holder of the Warrant Certificate. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, in the event that any certificate representing shares of the Common Stock is issued to the Holder upon exercise of this Warrant Certificate, such Holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Warrant Certificate, together with a duly executed Purchase Form, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such share certificate. The rights of the Holder of this Warrant Certificate are limited to those expressed herein and the Holder, by acceptance hereof, consents to and agrees to be bound by and comply with all the provisions of this Warrant Certificate and the agreement, dated August 30, 1999, between the Holder and the Company, providing for, among other things, the issuance of this Warrant Certificate (the "Purchase Agreement"). In addition, the Holder agrees that the Company may deem and treat the person in whose name this Warrant Certificate is registered as the absolute, true and lawful owner for all purposes whatsoever, unless and until such time as the Company has received written notice to the contrary.

      4. Common Stock.

            (a) The Company covenants and agrees that this Warrant Certificate is duly and validly authorized and issued, and free from all stamp-taxes, liens, and charges with respect to the delivery or purchase thereof. In addition, the Company agrees at all times to reserve and keep available an authorized number of shares of Common Stock sufficient to permit the exercise in full of this Warrant Certificate.

            (b) The Company covenants and agrees that all shares of Common Stock delivered upon exercise of this Warrant Certificate, will, upon delivery, be duly and validly authorized and issued, fully-paid and non-assessable, and free from all stamp-taxes, liens, and charges with respect to the purchase thereof.

      5. Disposition of the Warrant and Common Stock. The Holder hereby agrees and represents that (a) this Warrant Certificate and the Common Stock issuable upon exercise are being acquired for the Holder's account, and not with a view to or in connection with any offering or distribution; and (b) no public distribution of this Warrant Certificate of the Common Stock will be made in violation of the provisions of the Securities Act of 1933, as amended (the "Act"), or in violation of the provisions of applicable sate laws. The Holder further agrees that if any distribution of Warrant Certificate or any of such Common Stock issued hereunder is proposed to be made, such action shall be taken only after submission to the Company of an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed distribution will not be in violation of the Act or any applicable sate law. Furthermore, it shall be a condition to the transfer of any rights set forth in this Warrant Certificate that any transferee thereof deliver to the Company his or its written agreement to accept and be bound by all of the terms and conditions of this Warrant Certificate and the Purchase Agreement. The Holder is responsible for any transfer taxes due as a result of any transfer of this Warrant Certificate.

      6. Registration Rights. The Holder shall have those registration rights with respect to the Common Stock issued or issuable upon exercise of this Warrant Certificate set forth in the Purchase Agreement.

      7. Exercise of This Warrant Certificate. On or prior to Midnight, New York, New York local time, on August 31, 2004, the Holder shall have the right to acquire up to 300,000 shares of Common Stock on the following terms and conditions:

            (a) Exercise Price: Fractional Shares. The Exercise Price shall be a price per share of Common Stock equal to Eighty Cents ($.80), subject to adjustment as set forth below. All calculations of shares of Common Stock to be issued in connection with any exercise hereunder shall be rounded to the nearest one-hundredth of a whole share.

            (b) Exercise Procedure.

                  (1) Payment for Shares. The Holder shall deliver to the Company this Warrant Certificate and a duly completed Purchase Form at the Company's principal executive office along with a certified or bank cashier's check payable to the Company in the amount of the Exercise Price then in effect times the number of shares of Common Stock being purchased.

                  (2) Effective Date of Exercise. Each exercise will be deemed to have been effected as of the close of business on the date that the Purchase Form and full payment is received by the Company at the principal office of the Company at 611 Broadway, Suite 515, New York, New York 10012. At such time as such exercise has been effected, the person (or entity) or persons (or entities) in whose name or names any certificate(s) for shares of Common Stock are to be issued upon such exercise will be deemed to have become the holder or holders of record of the shares of Common Stock represented.

            (c) Delivery of Certificates. As soon as practicable after an exercise has been effected (but in any event within five (5) business days), the Company will deliver to the Holder:

                  (1) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such exercise in such name(s) and such denomination(s) as the Holder has specified;

                  (2) a new Warrant Certificate entitling the Holder to purchase the number of shares of Common Stock as to which the original Warrant Certificate was not exercised and reflecting any changes to the Exercise Price which have theretofore been effectuated and which Warrant Certificate shall otherwise be in form and substance identical to that delivered by the Holder to the Company for said exercise.

            (d) Closure of Issuer Books. The Company will not close its books against the transfer of Warrant Certificates or of Common Stock issued or issuable upon exercise of Warrant Certificates in any manner which interferes with the timely exercise of Warrant Certificates.

            (e) Payment of Taxes. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the Holder) that may be imposed in respect of the issue or delivery of shares of Common Stock upon exercise of this Warrant Certificate; provided, however, that the Holder shall pay any such tax which is due because shares of Common Stock are issued in a name other than such Holder's.

            (f) Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall mail to the Holder at least twenty (20) days prior to the record date specified therein (the "Notice Period"), a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up. During the Notice Period, the Holder shall have the exercise rights provided elsewhere in this Warrant Certificate. In addition, the Company shall mail to the Holder advance notice of any determination by the Company to register any shares of Common Stock (not including the shares of Common Stock purchasable upon the exercise of this Warrant or the other warrants, if any, issued on the date hereof) promptly upon the making of such determination by the Company.

      8. Exercise Price Adjustments. The Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be subject to adjustment from time to time as set forth below; however, no adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

            (a) Adjustment for Common Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Stock, the Exercise Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Company shall at any time or from time to time after the date hereof reduce the outstanding shares of Common Stock by combination or otherwise, the

Exercise Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (b) Adjustment for Certain Dividends and Distributions of Common Stock. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Exercise Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction:

                  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this Section 8(b) as of the time of actual payment of such dividends or distributions.

                  (3) Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to this paragraph 8(b), the number of shares of Common Stock purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of shares initially issuable upon the exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

            (c) Adjustment for Other Dividends and Distributions. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that Holder shall receive upon exercise of this Warrant Certificate in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that it would have received had this Warrant Certificate been exercised on the date of such event and had thereafter, during the period from the date of such event to and including the exercise date, retained such securities receivable by it as aforesaid during such period giving application to all adjustments called for during such period under this Warrant Certificate with respect to the rights of the Holder.

            (d) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the exercise of this Warrant Certificate shall be changed into the same or a different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or other change (other than a reorganization, merger, consolidation or sale of assets provided for in Section 8(e) below), then and in each such event, the Holder shall have the right thereafter to exercise this Warrant Certificate into the kind and amounts of shares of stock and other securities and property receivable upon such reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which this Warrant Certificate might have been exercised immediately prior to such reclassification, exchange, substitution, or other change, all subject to further adjustment as provided herein.

            (e) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a reorganization of the Common Stock (other than a reclassification, exchange or substitution of shares provided for in Section 8(d) above) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant Certificate, the number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon exercise of this Warrant Certificate would have been entitled on such reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant Certificate with respect to the rights of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this Warrant Certificate (including adjustment of the number of shares issuable upon exercise of this Warrant Certificate) shall be applicable after that event as nearly equivalent as may be practicable; or

            (f) Sales of Shares Below Exercise Price.

                  (1) Adjustment of Exercise Price. Subject to Subsection 8(f)(5) below, if at any time or from time to time after the date hereof, the Company shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend as provided in Section 8(b) above, and other than upon a subdivision or combination of shares of Common Stock as provided in
Section 8(a) above, for a consideration per share less than the Minimum Value (as hereinafter defined), then and in each case the Exercise Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price (calculated to the nearest cent) determined by multiplying such prior Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued or sold would purchase at such prior Exercise Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the total number of Additional Shares of Common Stock so issued or sold.

                  (2) Determination of Consideration. For the purpose of making any adjustment in the Exercise Price or number of shares of Common Stock purchasable on exercise of this Warrant certificate as provided above, the consideration received by the Company for any issue or sale of securities shall,

                        i. to the extent it consists of cash, be computed at the gross amount of cash received by the Company in connection with such issue or sale,

                        ii. to the extent it consists of services or property other than cash, be computed at the fair value of such services or property as determined in good faith by the Company's Board of Directors (the "Board"), and

                        iii. if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (3) Convertible Securities. For the purpose of the adjustment provided in Subsection 8(f)(1) hereof, if at any time or from time to time after the date hereof the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing Exercise Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon exercise or conversion of such options or rights. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Exercise Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Exercise Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Exercise Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the

Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.

                  (4) Rights or Options for Convertible Securities. For the purpose of the adjustment provided for in Subsection 8(f)(1) hereof, if at any time or from time to time after the date hereof, the Company shall issue any rights or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the current Exercise Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Company upon the conversion of such Convertible Securities. For purposes of the foregoing, "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Exercise Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of Subsection 8(f)(3) above for the readjustment of such Exercise Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this Subsection 8(f)(4).

                  (5) Certain Exceptions. Notwithstanding the provisions of Subsection 8(f)(1) above, no adjustment shall be made to the Exercise Price with respect to the issuance of Additional Shares of Common Stock in connection with the conversion, exercise or exchange of warrants or notes issued by the Company and outstanding on the date hereof or for the issuance or sale of Additional Shares of Common Stock for a consideration per share equal to or greater than the Minimum Value. For the purposes of this Section 8(f), the issuance of not more than 10% of the then outstanding shares of Common Stock (on a then fully-diluted basis, assuming the conversion or exercise of all then outstanding Convertible Securities) to employees or consultants or the Company pursuant to stock option or stock purchase plans approved by the Board (including the reissuance of shares purchased by the Company from employee or consultants of the Company) shall not be considered the issuance or sale of Additional Shares of Common Stock.

                  (6) Definition. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company. Notwithstanding anything to the contrary contained herein, Common Stock issued in connection with the conversion, exercise or exchange of warrants or notes issued by the Company and outstanding on the date hereof and other warrant certificates, if any, issued pursuant to the terms of the Purchase Agreement shall not be deemed to be Additional Shares of Common Stock or Convertible Securities for purposes of causing an adjustment to the Exercise Price. The term "Minimum Value" as used herein shall mean the lesser of (a) the Exercise Price as the same may be adjusted from time to time and (b) the Closing Bid Price (as hereafter defined). The term "Closing Bid Price" means the closing bid price of the Common Stock on the trading day immediately preceding the date of issuance of Additional Shares of Common Stock.

            (g) Certificate of Adjustment. In each case of an adjustment or readjustment of the Exercise Price, the Company, at its expense, shall prepare a certificate showing such adjustment or readjustment signed by the duly elected Treasurer or Chief Financial Officer of the Company (the "Adjustment Certificate) and shall mail the Adjustment Certificate, by first class mail, postage prepaid, to the Holder at the Holder's address as shown in the Company's books. The Adjustment Certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of the Exercise Price and the number of shares of Common Stock or other securities issuable upon exercise of this Warrant Certificate immediately before and after giving effect to the applicable adjustment or readjustment. If the holders of a majority of the shares of Common Stock represented by all outstanding Warrant Certificates being issued concurrently herewith do not in good faith believe that such adjustment or readjustment was calculated in accordance with the terms of this Warrant Certificate, such holders shall have the right to challenge such adjustment or readjustment, or method of calculating the same, by delivering written notice to the Company at 611 Broadway, Suite 515, New York, New York 10012, Attention:
Richard L. Bulman, within thirty (30) days after the Holder's receipt of the Adjustment Certificate. In the event such holders deliver such written notice to the Company, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accountants then auditing the books of the Company) to recompute such adjustment or readjustment in accordance herewith and prepare a certificate signed by such accountants (the "Accountant's Adjustment Certificate") showing such adjustment or readjustment. The Company shall then mail the Accountant's Adjustment Certificate, by first class mail, postage prepaid, to the Holder at the Holder's address as shown in the Company's books. In the event of any conflict between the Adjustment Certificate and the Accountant's Adjustment Certificate, the Accountant's Adjustment Certificate shall control.

      9. Survival. The various rights and obligations of the Holder hereof and of this Company as set forth in Sections 5, 6, and 7 hereof, as may be applicable, shall survive the exercise of this Warrant Certificate or the surrender of this Warrant Certificate, and upon the surrender of this Warrant Certificate and the exercise of all the rights represented hereby, each party shall, if requested, deliver to the other hereof its written acknowledgement of its continuing obligations under said Sections.

      10. Mutilated or Missing Warrant Certificates. In case this Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company will, upon request, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution of the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft, or destruction of such Warrant Certificate and, in the case of a lost, stolen or destroyed Warrant Certificate, indemnity, if requested, also satisfactory to the Company. Applicants for such substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such reasonable charges as the Company may prescribe.

      11. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first class registered or certified mail, postage prepaid, return receipt requested, as follows: if the Holder, at the address of the Holder as shown on the Company's registry books, and, if to the Company, at 611 Broadway, Suite 515, New York, New York 10012, Attention: Richard L. Bulman.

      12. Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law.

      13. Binding Effect. This Warrant Certificate shall be binding upon and inure to the benefit of the Company and the Holder. Nothing in this Warrant Certificate is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

      IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the date first above written.

                                            KIDEO PRODUCTIONS, INC.


                                            By: ________________________________
                                                Richard L. Bulman, President